LEG 105| Insider Trading Policy
Control No:    LEG 105

Policy Name:    Insider Trading Policy

Responsible Corporate Function/Business Segment:    Legal

Effective:    June 1, 2024

Coverage:    Global – All employees, which includes temporary employees, contractors and subcontractors

Policy Overview & Objective
It is illegal under the securities laws of the United States for anyone to purchase or sell securities of a public company in open-market transactions while aware of, or in possession of, material non-public information about that company. It is also illegal to disclose material non-public information to others who could then trade in those securities. The objective of this Policy is to protect Greif and its employees by establishing a process to guide Greif employees in the legal trading of Greif securities and to avoid trading in the securities of another public company on the basis of material non-public information obtained in the course of duties for Greif.

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The Policy

I. Purpose of this Policy
This Insider Trading Policy (“Policy”) provides guidelines with respect to trading in Greif securities and the handling of confidential information about Greif and its subsidiaries and other public companies. This Policy was adopted to promote compliance with the securities laws of the United States and to assist our directors, officers and employees in complying fully with these laws when trading in securities of Greif or of another company.

It is illegal under United States securities laws:
•    To trade in Greif securities (defined below) while aware of, or in possession of, material non-public information about Greif;
•    To trade in the securities of another public company while aware of, or in possession of, material non-public information about or impacting that company obtained in the course of duties at Greif, whether that company does business with Greif or has a sufficient “market connection” with Greif, which is sometimes referred to as shadow trading; and
•    To disclose material non-public information to others who could then trade in Greif securities or the securities of other public companies. That type of disclosure is sometimes referred to as “tipping.”

Greif Securities Defined:
•Greif’s Class A and B Common Stock, listed for trading on the NYSE

Persons Subject to this Policy

This Policy applies to (Greif and its subsidiaries):
•    All Members of the Board of Directors
•    All Officers
•    All Employees
•    Others as determined by Greif (i.e., joint venture partners, contractors or consultants)
•    Family members within your household (described below)
•    Others who live within your household (described below)
•    Others who are subject to your control or influence (described below)
•    Entities who are subject to your control or influence (described below)

II. Individual Responsibility
Each individual subject to this Policy has an ethical and legal obligation to protect and maintain the confidential information of Greif and to not engage in transactions in Greif securities while aware of, or in possession of, material non-public information. Each individual (including family members and any controlled entities as defined in this Policy) is responsible in both his or her personal and professional capacity to act in a manner consistent with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of Greif or any of our directors,
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officers or employees pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable U.S. securities laws.
This Policy is intended to help prevent even the appearance of improper conduct on the part of directors, officers and employees of Greif or anyone otherwise associated with Greif. This Policy should be read in conjunction with Greif’s Code of Conduct. Any questions regarding this Policy in general or the application of this Policy to a particular case should be directed to Greif’s General Counsel.

III. Statement of Policy

NO director, officer or employee of Greif who is aware of, or in possession of, material non-public or “inside” information regarding Greif may directly or indirectly through family members or other persons or entities:

•Trade in Greif securities or engage in any other transaction to take personal advantage of such information;
•Make an initial election to purchase or make changes in elections or sell or reallocate investments in Greif securities in a 401(k) plan, Colleague Stock Purchase Plan or in a dividend reinvestment plan; and
•Disclose or “tip” any such “inside” information to another person not required to know such information, including family, friends, business associates, investors or consulting firms, until that information becomes public or is no longer material.

In addition, NO director, officer or employee who is aware of, or in possession of, material non-public information of any other publicly held company that was obtained in the course of his or her duties at Greif may trade directly or indirectly in that company’s securities or pass or “tip” that information to others (except for persons within Greif who have a business “need to know”) or otherwise use that information for personal gain until the information becomes public or is no longer material.

    A.    What is Material Information?
Information is considered “material” if a reasonable investor would consider it important in deciding to buy, hold or sell securities of Greif. Any information that could reasonably be expected to affect the price of Greif’s stock is material, whether it is positive or negative. There is no “bright line” test for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and is evaluated by enforcement authorities with the benefit of hindsight. Examples of material information include, but are not limited to:
•Company financial problems or successes;
•Earnings forecasts;
•Annual and quarterly financial results and preliminary financial results;
•Events that could result in restating financial information;
•Significant strategic initiatives;
•Major changes in Greif’s management;
•Certain proposed acquisitions, dispositions or joint ventures;
•Gain or loss of a significant customer or supplier;
•Dividend actions and stock splits;
•Important product developments;
•A significant lawsuit or claim or resolution of such litigation;
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•Significant financing developments; and
•A significant cybersecurity incident.

    B.    When is Information “Public”?
    Non-public information is information that has not yet been made public by Greif. Information is only considered public when Greif makes an official announcement and the investing public has had an adequate opportunity to see or hear and digest such information. As a result, information is not generally deemed public until the third business day after the information has been released to the public.

IV. Consequences of Insider Trading
The consequences of an insider trading violation can be severe:
1.Traders and Tippers. Directors, officers and employees (or their tippees) who trade while aware of, or in possession of, material non-public information may be subject to the following penalties:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5 million (no matter the profit gained or loss avoided); and
•A jail sentence of up to 20 years.

A director, officer or employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the director, officer or employee did not trade and did not profit from the tippee’s trading.

1.Control Persons. Greif and its supervisory personnel are subject to the following penalties if they fail to make appropriate steps to prevent illegal insider trading:
•A civil penalty of up to $1 million or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $25 million.

3.    Company Imposed Disciplinary Actions. Greif may impose disciplinary actions against any violator, up to and including termination of employment for cause. In addition, a violator may be subject to civil or criminal penalties, as well as serious damage to his or her reputation and career. Transactions that may be necessary or justifiable for personal reasons (such as the need for funds for an emergency expenditure) do not excuse noncompliance with this Policy.

V. Trading Window and Pre-Clearance Procedures
Greif has established additional trading approval procedures to assist in the administration of this Policy that apply only to the select group of individuals described herein.

1.Who Requires Pre-Clearance to Trade?
Individuals who may have access to material non-public information AND who are notified by the Greif General Counsel and listed by name on the “Insider Trading List” are prohibited from trading in Greif securities along with their immediate family members and controlled entities, without:
•obtaining pre-clearance from the General Counsel; and
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•making the trade during an open trading window.

2.How to obtain Pre-clearance.
If you are subject to the Insider Trading List, you should contact the Greif General Counsel, by telephone, voicemail, e-mail, or facsimile, by 3:00 p.m. Eastern Time in the U.S. at least two (2) business days in advance to pre-clear a proposed transaction. If the General Counsel is not available, you may contact the Deputy General Counsel or Corporate Controller or Treasurer. If you communicate with one of the selected approvers above other than directly in person or by telephone discussion, you must receive an acknowledgement that your communication was received. In any event, the General Counsel will determine whether the transaction is permitted by this Policy and will assist you in complying with any applicable reporting requirements.

These procedures are implemented to assist in the prevention of inadvertent violations and to avoid the appearance of improper transactions that may result, for example, if a director, officer or employee engaged in a trade even though unaware of a pending major development.

3.Other Pre-Clearance Considerations.
•If you receive pre-clearance for a transaction in Greif securities, you must complete the trade within five business days after clearance is granted, but only if you are not aware of, or in possession of, material non-public information.
•Trading in Greif securities during an open window is not considered a “safe harbor”. If you are aware of, or in possession of, material non-public information, you cannot trade.
•Even after receiving pre-clearance, it is possible that you may be advised later that you may not trade in Greif securities, nor may you inform anyone that you have been advised not to trade. You may reapply for pre-clearance at a later date.

1.When is the Trading Window Open?

•The trading window typically opens (but is not required to open) on the third full trading day (a day that the NYSE is open) after Greif has released quarterly or annual earnings.
•The trading window typically closes on the 10th day of the following month.
•A trading window may not open and may be suspended by the General Counsel at any time because of:
(a)    certain developments relating to Greif that are not yet disclosed to the public; or
(b)    other reasons deemed appropriate.

Remember: Even if the trading window is open, you cannot trade if you are personally aware of, or in possession of, material non-public information.

2.Additional Pre-Clearance Requirements for Board of Directors and Section 16 Officers.
Directors and Section 16 Officers of Greif are required by the U.S. Securities and Exchange Commission (“SEC”) to report all trades of Greif securities before the end of the second business day following the date of the transaction. The Greif Legal Department will assist
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those individuals with the required filings, but only if those individuals provide the necessary information on a timely basis. The pre-clearance requirements in this Policy are intended to facilitate compliance with these reporting requirements by tracking securities transactions by directors and Section 16 Officers.

3.Transactions by Family Members and Controlled Entities.
Individuals who are aware of, or have possession of, material non-public information and/or are listed on Greif’s Insider Trading List must inform the following persons about this Policy:
•family members who reside with you (including a child away at college);
•anyone else who lives in your household;
•any family members who do not live in the same household, but whose transactions in Greif securities are directed by you or are subject to your influence or control (such as parents or children who consult with that person before they trade in Greif securities); and
•any entities that you influence or control (a “controlled entity”) including any corporation, proprietorship, partnership, limited liability company, trust or other entity in which the purchase of securities is subject to that person’s control.

You are responsible for the transactions of these other persons and controlled entities and therefore should make them aware of the need to confer with you before they trade in Greif securities. For purposes of this Policy and U.S. securities laws, you should treat all transactions in Greif securities by these other persons and controlled entities as if the transactions were from your own account.

VI. Restricted Transactions under Greif Benefit Plans
1. 401(k) Plan. This Policy does not apply to ongoing purchases of Greif securities in Greif’s 401(k) plan, or any other plan that invests in Greif securities, resulting from your periodic contribution of money to that plan pursuant to a previously elected level of payroll deduction. However, this Policy does apply to certain elections you may make under the 401(k) plan, including:
•an initial election to invest in Greif securities available in the 401(k) plan and any elections to increase or decrease the percentage of your contributions allocated to the investment in Greif securities available in to the 401(k) plan;
•an election to make an intra-plan transfer of an existing account balance into or out of Greif securities in the plan;
•an election to borrow money against your plan account if the loan will result in the liquidation of some or all of your Greif securities in the plan; and
•an election to exit the plan, other than in connection with death, disability or termination of employment.
2.Colleague Stock Purchase Plan. This Policy does not apply to ongoing purchases of Greif securities under the Colleague Stock Purchase Plan. However, this Policy does apply to certain elections you may make under the Colleague Stock Purchase Plan, including:
•An initial election to participate in the plan;
•an election to increase or decrease the percentage of your contributions allocated to that plan;
•the sale of stock purchased through the plan; and
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•an election to exit the plan, other than in connection with death, disability or termination of employment.

3.Dividend Reinvestment Plan. This Policy does not apply to ongoing purchases of Greif securities under a dividend reinvestment plan resulting from your reinvestment of dividends paid in Greif stock. However, this Policy does apply to certain elections you may make under the dividend reinvestment plan, including:
•An initial election to participate in the plan;
•An election to increase or decrease the percentage of your contributions allocated to that plan;
•The sale of stock purchased through the plan; and
•An election to exit the plan, other than in connection with death, disability or termination of employment.

4.Incentive Plan Stock Awards. This Policy does not apply to the award or vesting of any stock granted under any Greif incentive plan or to the exercise of a tax withholding right under such plan pursuant to which you elect to have Greif withhold shares of stock to satisfy tax withholding requirements upon the award or vesting of any such stock. However, this Policy does apply to any open-market sale of such stock after award or vesting.

5.Stock Options. This Policy does not apply to the award, vesting or exercise of any stock option granted under any Greif stock option plan, or to the exercise of a tax withholding right under such plan pursuant to which you elect to have Greif withhold shares of stock subject to an option to satisfy tax withholding requirements in connection with the exercise of any such stock option. However, this Policy does apply to any open-market sale of Greif securities as part of a broker-assisted cashless exercise of an option or any other open-market sale for the purpose of generating the cash needed to pay the exercise price of an option.

6.Special 401(k) and Pension Plan Blackout Periods. This Policy does apply to the purchase, sale or transfer of Greif securities in the Greif 401(k) and Greif defined benefit pension plans (and the creation of a Rule 10b5-1 trading plan) during a “fund blackout period.” A fund blackout period exists whenever 50% or more of the participants in a plan that invests or permits investments in Greif securities are unable to conduct transactions in their accounts for more than three (3) consecutive days. Blackout periods typically occur when there is a change in the trustee, record keeper or investment manager for a retirement plan. You will be contacted when these or other restricted trading periods are instituted from time to time.

VII. Rule 10b5-1 Trading Plans
Directors, officers and those listed on the Insider Trading List may not implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 without prior written clearance from Greif’s General Counsel. Before entering into such a trading plan, you must provide the General Counsel with all relevant documentation at least a week in advance. Such trading plans may only be entered into when you are not aware of, or not in possession of, material non-public information. Trades made pursuant to such a trading plan will not require additional pre-clearance. For directors and Section 16 Officers, Rule 10b5-1 trading plans must provide that
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the broker will advise the General Counsel of all transactions made under the trading plan, since such transactions need to be promptly reported on Form 4 to the SEC.
VIII. Prohibited Transactions
Directors, officers and employees cannot engage in short-term or speculative transactions in Greif securities, which includes:

1.Short-Term Trading. Short-term trading of Greif securities may be distracting and may unduly focus you on Greif’s short-term stock market performance instead of Greif’s long-term business objectives. For these reasons, any director, officer or employee who purchases Greif securities in the open market may not sell any Greif securities during the six months following the purchase (or vice versa).
2.Short Sales. Short sales of Greif securities (i.e., sales of securities that are not then owned) may evidence an expectation on the part of the seller that Greif securities will decline in value and, therefore, signal to the market the lack of confidence in Greif’s short-term prospects. In addition, short sales may reduce the seller’s incentive to improve performance. For these reasons, short sales of Greif securities are prohibited. Section 16(c) of the Securities Exchange Act of 1934 also prohibits directors and officers from engaging in short sales.
3.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Greif stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the attention on short-term performance at the expense of Greif’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities on an exchange or in any other organized market are prohibited.
4.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, equity swaps and forward sale contracts, allow a director, officer or employee to lock in much of the value of stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as Greif’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
5.Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of, or in possession of, material non-public information or otherwise is not permitted to trade in Greif securities, directors, officers and employees are prohibited from holding Greif securities in a margin account or pledging Greif securities as collateral for a loan.
6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans) create heightened risks for insider trading violations similar to the use of margin accounts. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, the broker could execute a transaction when a director, officer or employee is aware of, or in possession of,
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material non-public information. For this reason, directors, officers and employees are prohibited from engaging in any such transactions.
IX. Communications with Investors, Media and Others
Only the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President responsible for investor relations, Vice President/Director responsible for communications and any other representative of Greif designated by the Chief Executive Officer may make communications and presentations on Greif’s behalf to the media and the investment community. If an inquiry is made, refer the person making the inquiry to Greif’s Vice President/Director of communications or General Counsel.

X. Post-Employment Transactions

This Policy continues to apply to your transactions in Greif securities even after your service with Greif ends. If you are aware of, or in possession of, material non-public information when your service with Greif ends, you may not trade in Greif securities until that information has become public or is no longer material.

XI. Company Assistance with this Policy
Any questions regarding this Policy in general or the application of this Policy to a particular case should be directed to the Greif General Counsel.

XII. Report All Violations

Any individual who becomes aware of a violation or suspected potential violation of any law, rule, or regulation or of this Policy has a responsibility to take action. Violations or the observation of suspicious activity must not be ignored, hidden, or covered up.
It is suggested that you contact one or more of the following:
•An appropriate supervisor or a member of senior management
•Greif’s General Counsel at +1 740-549-6188 or any other member of the Greif Legal Department
•The Audit Committee of Greif's Board of Directors at audit.committee@greif.com or by mail at Audit Committee, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015
•The Greif Ethics Hotline: Concerns can be reported confidentially and anonymously (where permitted by law) to an independent third party information service. This service has staff available 24 hours a day, 7 days a week. To reach the Greif Ethics Hotline, you can visit greif.ethicspoint.com and file a written report or you can call:
•    In North America, call toll-free: 866-834-1825
•    Outside North America, where available, follow the directions at greif.ethicspoint.com under “To Make a Report”

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Our Commitment
Ethics is at the core of who we are at Greif. The Greif Way establishes the expectation that "We can be trusted to do what is right." Greif's Code of Conduct guides our decisions and actions.
Greif is an organization with strong values of responsibility and integrity. Our Code of Conduct contains general guidelines for conducting business with the highest standards of ethics.

Greif does not permit retaliation of any kind for any report of an actual or potential instance of illegal or unethical misconduct that is made in good faith. Greif also prohibits retaliation against anyone who assists in an investigation. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of a lawful act an employee may have performed.

Any employee who is found to have retaliated against a person who has reported a violation in good faith, or assisted in an investigation, will be subject to disciplinary actions, up to and including termination of employment to the extent permitted by local law.

References
Code of Conduct
Greif Ethics Hotline

Addendum
None
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